As filed with the Securities and Exchange Commission on May 29, 2025

Registration No. 333-279514

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT (333-279514)

UNDER

THE SECURITIES ACT OF 1933

Labcorp Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	99-2588107
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

358 South Main Street, Burlington, North Carolina	27215
(Address of Principal Executive Offices)	(Zip Code)

Labcorp Holdings Inc. Amended and Restated 2016 Omnibus Incentive Plan

(Full titles of the plans)

Sandra D. van der Vaart

Executive Vice President, Chief Legal Officer and Corporate Secretary

Labcorp Holdings Inc.

358 South Main Street

Burlington, North Carolina 27215

(Name and address of agent for service)

(336) 229-1127

(Telephone number, including area code, of agent for service)

Copies to:

William I. Intner

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-8 (File No. 333-279514) (the “Registration Statement”) filed with the Securities and Exchange Commission by Labcorp Holdings Inc. (the “Company”) and is being filed to deregister only those shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), issuable pursuant to the Labcorp Holdings Inc. Amended and Restated 2016 Omnibus Incentive Plan (the “Plan”) that were registered under the Registration Statement and remain unissued or unsold thereunder.

The Company is no longer offering its securities under the Plan. Thus, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any shares of Common Stock registered under the Registration Statement issuable pursuant to the Plan which remain unissued or unsold as of May 15, 2025. Although any shares of Common Stock issuable pursuant to the Plan are being deregistered, this Post-Effective Amendment No. 1 shall not serve to reduce the number of shares of Common Stock covered by the Registration Statement and issuable pursuant to the Labcorp Holdings Inc. Amended and Restated 2016 Employee Stock Purchase Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on May 29, 2025.

LABCORP HOLDINGS INC.

By:	/s/ Sandra D. van der Vaart
Sandra D. van der Vaart
Executive Vice President, Chief Legal Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.